Exhibit 10.9

EARTHLINK HOLDINGS CORP.
Board of Directors Compensation Plan
(Updated as of July 2015)

1.	Retainers

a.	Each independent director receives a $95,000 annual retainer.

b.	The Chairman of the Board receives an additional $75,000 annual retainer.

c.	The Audit Committee chair and the Leadership and Compensation Committee chair each receive an additional $25,000 annual retainer.

d.	The Corporate Governance and Nominating Committee chair receives an additional $15,000 annual retainer.

e.	All retainers are paid annually in advance, following the annual shareholder meeting.

f.
Each independent director who joins the Board after the Board meeting that coincides with the annual shareholder meeting will receive a prorated annual retainer representing the number of months commencing with the month in which the director is appointed and ending with the month in which the next annual meeting is scheduled. The prorated annual retainer will be paid upon the director’s appointment.

2.	Restricted Stock Units

a.	Independent directors receive a grant of RSUs valued at $140,000 on the first business day immediately following the annual shareholder meeting.∗

b.
RSUs will vest on the earlier of the first anniversary of the grant date or the date of the next annual shareholder meeting following the grant date, provided the director is serving as an independent director at that time. Unvested RSUs shall be forfeited if the director leaves the Board prior to such time.

i.
Note: Each RSU represents the right to receive one share of EarthLink stock. Upon vesting, the RSUs will be payable in shares of stock (in which case the recipient has taxable income equal to the value of the shares received on the date of vesting).

c.
Each independent director who joins the Board after the Board meeting that coincides with the annual shareholder meeting will receive a prorated annual RSU grant representing the number of months commencing with the month in which the director is appointed and ending with the month in which the next annual meeting is scheduled. The prorated annual grant will be made upon the director’s appointment. These RSUs will vest on the same date as the vesting date for the applicable annual RSU grant.

3.	Meeting Expenses

a.	EarthLink reimburses directors for their expenses incurred in attending Board of Directors and Committee meetings.

4.	Education Expenses

a.
EarthLink will pay reasonable program fees and associated travel expenses for each director to participate in one or more additional relevant director education programs. In selecting director education programs, directors should consider general Board governance and specific Committee focus.